EXHIBIT 5
Shumaker, Loop & Kendrick, llp
North Courthouse Square
1000 Jackson
Toledo, Ohio 43624
May 31, 2007
Western Reserve Bancorp, Inc.
4015 Medina Road
Medina, Ohio 44256
Re: Amended and Restated Western Reserve Bancorp, Inc. 1998 Stock Option Plan – Issuance of Shares
Gentlemen:
     This letter is written in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for the purpose of registering 125,000 common shares, no par value (the “Shares”) of Western Reserve Bancorp, Inc., to be offered and sold pursuant to the Amended and Restated Western Reserve Bancorp, Inc. 1998 Stock Option Plan (the “Plan”).
     In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
     Based upon the foregoing, it is our opinion that the Shares, when and if issued in the manner described in the Plan, will be legally issued, fully paid and nonassessable.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Sincerely,

/s/ Shumaker, Loop & Kendrick, LLP
Shumaker, Loop & Kendrick, LLP